                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                              __________________
                                   FORM S-8

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                              __________________
                             THOUSAND TRAILS, INC.
            (Exact Name of Registrant as Specified in Its Charter)


        DELAWARE                 2711 LBJ FREEWAY, SUITE 200     75-2138671
(State or Other Jurisdiction of     DALLAS, TEXAS  75234      (I.R.S. Employer
Incorporation or Organization)          (972) 243-2228       Identification No.)

          (Address of Principal Executive Offices Including Zip Code)

                          ________________________________

               STOCK OPTION AGREEMENT DATED AS OF AUGUST 1, 1996
                           (Full Title of the Plan)

                          ________________________________

                            WALTER B. JACCARD, ESQ.
                VICE PRESIDENT, GENERAL COUNSEL, AND SECRETARY
                             THOUSAND TRAILS, INC.
                          2711 LBJ FREEWAY, SUITE 200
                              DALLAS, TEXAS  75234
                    (Name and Address of Agent For Service)

                          ________________________________
                                (972) 243-2228

         (Telephone Number, Including Area Code, of Agent For Service)

                          ________________________________

                        CALCULATION OF REGISTRATION FEE

 -------------------------------------------------------------------------------------------------------------------
                                                       PROPOSED                 PROPOSED
                                                       MAXIMUM                  MAXIMUM
   TITLE OF SECURITIES         AMOUNT TO BE         OFFERING PRICE             AGGREGATE              AMOUNT OF
    TO BE REGISTERED            REGISTERED            PER SHARE             OFFERING PRICE        REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------
   Common Stock, par
   value $.01  per share       664,495              $.69                    $458,501.55(1)        $134.94
 -------------------------------------------------------------------------------------------------------------------

(1) Pursuant to Paragraph (h) of Rule 457 under the Securities Act, Thousand Trails, Inc. ("Registrant") has determined the offering price upon the basis of the price at which the options may be exercised, $.69 per share.

          THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT").


                                664,495 SHARES

                             THOUSAND TRAILS, INC.

                                 COMMON STOCK
                               ($.01 PAR VALUE)
                        _______________________________

                            OFFERED PURSUANT TO THE

               STOCK OPTION AGREEMENT DATED AS OF AUGUST 1, 1997

                               February 28, 1997

Mr. William J. Shaw
Thousand Trails, Inc.
2711 LBJ Freeway, Suite 200
Dallas, Texas 75234

Dear Mr. Shaw:

          This prospectus relates to shares of common stock, par value $.01 per share (the "Shares"), of Thousand Trails, Inc., a Delaware corporation (the "Company"), issuable to you, under the Company's Stock Option Agreement dated as of August 1, 1996 (the "Stock Option Agreement").

                      DOCUMENTS INCORPORATED BY REFERENCE

          The following documents are incorporated by reference in this Prospectus, except to the extent that any statement or information therein is modified or superseded by a statement or information contained in any other subsequently filed document incorporated herein by reference. Any statement or information so modified will not be deemed a part of this Prospectus, except as so modified, and any statement or information so superseded will not be deemed part of this Prospectus.


          1. The Company's Annual Report on Form 10-K for the year ended June 30, 1996.

          2. The Company's Quarterly Reports on Form 10-Q for the quarters ended September 30, 1996 and December 31, 1996.

          3. The Company's Current Report on Form 8-K, filed with the Commission on November 27, 1996.

          4. The description of the Shares set forth in the proxy statement/prospectus filed with the Commission on October 3, 1996 as part of the Registration Statement on Form S-4, Registration Statement No. 333-13339 (the "S-4 Registration Statement"), which was incorporated by reference in the Company's Form 8-B filed with the Commission on November 27, 1996.

          All reports and other documents that the Company subsequently files with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to the Registration Statement (as hereinafter defined) indicating that the Company has sold all of the securities offered under this Prospectus or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Prospectus from the date that the Company files such report or document.

                             AVAILABLE INFORMATION

          The Company has filed with the Commission a registration statement on Form S-8 (referred to herein, together with all amendments and exhibits, as the "Registration Statement") under the Securities Act with respect to the shares of the Common Stock which are reserved for issuance under the Agreement. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For additional information, please refer to the Registration Statement.

          The Company is subject to the informational requirements of the Exchange Act, and in accordance with such requirements files reports, proxy statements, and other information with the Commission. The public may inspect and copy at prescribed rates such reports, proxy statements, and other information at the public reference facilities that the Commission maintains at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Commission's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

          The Company hereby undertakes to provide, without charge, to you, upon written or oral request, a copy of the information that has been incorporated by reference in the Registration Statement (not including exhibits to the information that is incorporated by reference into this Prospectus) and of the other documents required to be delivered to employees pursuant to Rule 428(b) under the Securities Act. Requests for such documents, and additional information about the Stock Option Agreements, should be directed to the

Secretary, Thousand Trails, Inc., 2711 LBJ Freeway, Suite 200, Dallas, Texas 75234, telephone number (972) 243-2228.

          The Stock Option Agreement is not subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), nor is it qualified under
Section 401K of the Internal Revenue Code.

                       FEDERAL INCOME TAX CONSIDERATIONS

          The following is a brief discussion of the federal income tax treatment that will generally apply with respect to the options granted pursuant to the Stock Option Agreement. These rules are highly technical and subject to change. The following discussion is limited to the Federal income and certain employment tax rules in effect on the date hereof and relevant to the Company and to individuals who are citizens or residents of the United States. The discussion does not address the State, local or foreign income tax rules relevant to the Stock Option Agreement or other U.S. tax provisions such as estate and gift taxes.

          ISOs. Generally, you will not be taxed and the Company will not be entitled to a deduction on the grant or the exercise of ISOs. An exception exists if you dispose of the shares acquired upon the exercise of the ISOs within: (i) one year after the date that the Company issues the shares pursuant to the exercise of such ISOs or (ii) two years after the date that the Company granted the ISOs. In such a case, you will recognize ordinary income in an amount equal to the excess of the lesser of the amount realized on the date of sale or the fair market value on the date of exercise over the exercise price, with any remaining gain being capital gain. The Company will then be entitled to a deduction in an amount equal to the amount of ordinary income that you recognize.

          If you do not sell the shares received upon the exercise of the ISOs within the above described time limits, you will not recognize any ordinary income upon any subsequent sale of the shares. You will instead recognize capital gain or loss in an amount equal to the difference between the amount realized on the sale and the exercise price, provided that the shares constitute capital assets you. The Company will not be entitled to any deduction in this event.

          Exercise of ISOs may result in alternative minimum tax liability for you.

          Non-Qualified Options. Generally, the grant of non-qualified options will not be a taxable event to you. Upon exercise of the non-qualified options, you will generally recognize ordinary income in an amount equal to the excess of the then fair market value of the shares acquired upon exercise over the exercise price. The Company will generally be entitled to a deduction equal to such amount. Upon the later disposition of the shares, appreciation or depreciation after the date of exercise will be a capital gain or loss, respectively, provided that the shares constitute capital assets to you.

          Use of Shares as Consideration. Special rules will apply if you pay the exercise or purchase price by delivering previously owned shares or other property or by reducing the number of shares otherwise issuable pursuant to any options. The surrender or withholding of such shares or other property may cause you to recognize gain with respect thereto. Such gain will be taxable as ordinary income if the shares surrendered or withheld were acquired upon the exercise of ISOs and the surrender occurs within one year after the exercise or two years after the date of grant of the ISOs. In addition, you will recognize income with respect to the withheld shares equal to the difference between the then fair market value of the shares and the exercise price or basis thereof.

          Deduction Limit. Under Section 162(m) of the Code, income tax deductions of publicly-traded companies may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits) for certain executive officers exceeds $1 million (less the amount of any "excess parachute payments" as defined in Section 280G of the
Code) in any one year. However, under Section 162(m), the deduction limit does not apply to certain "performance-based" compensation established by an independent compensation committee which is adequately disclosed to, and approved by, stockholders. In particular, stock options will satisfy the performance-based exception if the awards are made by a qualifying compensation committee, the plan sets the maximum number of shares that can be granted to any particular employee within a specified period and the compensation is based solely on an increase in the stock price after the grant date (i.e. the option exercise price is equal to or greater than the fair market value of the stock subject to the award on the grant date). The Stock Option Agreement is intended to conform to the performance-based exception under Section 162(m).

          Withholding Requirements. In connection with the options granted pursuant to the Stock Option Agreement, the Company must withhold federal taxes with respect to any ordinary income that you recognize in connection with such options. The Company may also have to withhold state and local taxes with respect thereto. You must pay such withholding liability to the Company. With the prior consent of the committees administering the Stock Option Agreement, you may be allowed to deliver to the Company shares of Existing Common Stock in the amount of such withholding liability.

          THE SUMMARY OF THE EFFECT OF THE FEDERAL INCOME TAX UNDER THE AGREEMENTS DOES NOT PURPORT TO BE COMPLETE, AND IT IS RECOMMENDED THAT YOU CONSULT YOUR OWN TAX ADVISORS FOR COUNSELING. THE TAX TREATMENT UNDER FOREIGN, STATE, OR LOCAL LAW IS NOT COVERED IN THIS SUMMARY.

               THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          No person is authorized to make any representations in connection with the securities offered pursuant to this Prospectus, other than the representations set forth in this Prospectus. In addition, notwithstanding anything else to the contrary, no offer to sell or solicitation of an offer to buy any of the securities offered by this Prospectus or any sale of the securities offered by this Prospectus shall occur in any state or other jurisdiction where such offer, solicitation, or sale would be unlawful. Neither the delivery of this Prospectus nor any sale made pursuant to this Prospectus shall create any implication that the information set forth in this Prospectus is correct as of any time subsequent to the date of this Prospectus.

                                    PART I

             INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

          The information requested in Part I of this Form S-8 is included in the prospectus for the Plan, which the Registrant has excluded from this Form S-8 in accordance with the instructions thereto.

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.


          The following documents that the Registrant or its predecessor, USTrails, Inc., a Nevada corporation ("USTrails") have previously filed with the Securities and Exchange Commission (the "Commission") are hereby incorporated by reference herein:

          1. The Annual Report of USTrails on Form 10-K for the year ended June 30, 1996.

          2. The Quarterly Reports of USTrails on Form 10-Q for the quarters ended September 30, 1996 and December 31, 1996.

          3. The Current Report of USTrails on Form 8-K filed with the Commission on July 25, 1996, and the Registrant's Current Report on Form 8-K filed with the Commission on November 27, 1996.

          4. The description of the common stock, par value $.01 per share, of the Registrant (the "Shares") set forth in the proxy statement/prospectus filed with the Commission on October 3, 1996 as part of the Registration Statement on Form S-4, Registration Statement No. 333-13339 (the "S-4 Registration Statement"), which was incorporated by reference in the Registrant's Form 8-B filed with the Commission on November 27, 1996.

          All reports and other documents that the Registrant subsequently files with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment indicating that the Registrant has sold all of the securities offered hereunder or that deregisters the distribution of all such securities then remaining unsold, shall be deemed to be incorporated by reference herein from the date that the Registrant files such report or document. Statements contained in reports and documents incorporated herein by reference shall be deemed to be modified or superseded to the extent that statements in any subsequently filed reports and documents that are also incorporated herein by reference, or in any amendments hereto, are inconsistent therewith.

ITEM 4.   DESCRIPTION OF SECURITIES.

          Not applicable.



ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

          None.



ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Under its Bylaws, the Registrant must indemnify its present and former directors and officers for the damages and expenses that they incur in connection with threatened or pending actions, suits, or proceedings arising because of their status as directors and officers, provided that they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the Registrant (or with respect to any criminal action or proceeding, provided that they had no reasonable cause to believe that their conduct was unlawful).

     The Registrant must advance funds to these individuals to enable them to defend any such threatened or pending action, suit, or proceeding. The Registrant cannot release such funds, however, until it receives an undertaking by or on behalf of the requesting individual to repay the amount if a court of competent jurisdiction ultimately determines that such individual is not entitled to indemnification. The Registrant has established trusts (the "Indemnification Trusts") that will reimburse its present and former directors and officers for any indemnifiable damages and expenses that they incur and that will advance to the defense funds. The Registrant contributed $800,000 to the Indemnification Trusts. Pursuant to the trust agreements, interest on the Indemnification Trusts corpus becomes part of the trust estate.

     The Indemnification Trusts will terminate on the earlier of: (i) the execution by a majority of the beneficiaries of a written instrument terminating the trusts, (ii) the exhaustion of the entire trust estate, or (iii) the expiration of ten years from the establishment of the trusts. The Indemnification Trusts may not terminate, however, if there is pending or threatened litigation with respect to a claim by a beneficiary against the Indemnification Trust, until: (i) a final judgment in such proceeding, (ii) the execution and delivery of a statement by such beneficiary that assertion of a threatened claim is unlikely, or (iii) the expiration of all applicable statutes of limitations. The Registrant possesses a residuary interest in the trust estates upon termination of the Indemnification Trusts.

     Section 145 of the Delaware Corporate Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action and then, where the person is adjudged to be liable to the corporation, only if and to the extent that the Court of Chancery of the State of Delaware or the court in which such action was brought determines that such person is fairly and reasonably entitled to such indemnity and then only for such expenses as the court shall deem proper.

     The Registrant has entered into Indemnity Agreements with its directors and officers contractually obligating the Registrant to provide indemnification rights substantially similar to those described above.

     The Registrant is empowered by Section 102(b)(7) of the Delaware Corporate Law to include a provision in its Certificate of Incorporation that limits a director's liability to the Registrant or its stockholders for monetary damages for breaches of his or her fiduciary duty as a director. The Registrant's Certificate of Incorporation states that directors shall not be liable for monetary damages for breaches of their fiduciary duty to the fullest extent permitted by the Delaware Corporate Law.

     The Registrant maintains directors' and officers' insurance for certain expenses and losses.

     Under the Registrant's stock option plans, the Registrant must indemnify the members of the Board of Directors of the Registrant and the Compensation Committee thereof, which committee administers the plans, for any damages and expenses that they incur in connection with such plans or the making of awards thereunder, so long as they act in good faith.

     Additionally, National American Corporation ("NACO"), a wholly-owned subsidiary of the Registrant, has indemnification obligations to its directors and officers. In connection therewith, NACO contributed $200,000 to a trust. The trust will reimburse the NACO directors and officers for any indemnifiable damages and expenses that they incur and will advance defense funds to them.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

          Not applicable.

 ITEM 8.  EXHIBITS.

     EXHIBIT
     NUMBER                 DESCRIPTION
     -------                -----------
       4.1     Amended and Restated Certificate of Incorporation of the
               Registrant (incorporated by reference to the Proxy
               Statement/Prospectus filed with the Commission on October 3, 1996 as part of the Registration Statement on Form S-4, Registration
               Statement No. 333-13339 (the "S-4 Registration Statement").

       4.2 Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Form 8-B filed with the Commission on November 27, 1996 ("Form 8-B").

       4.3     Stock Option Agreement dated as of August 1, 1996, between
               USTrails Inc. and William J. Shaw (incorporated by reference to
               Exhibit 10.26 to Form 8-B).

       5.1     Opinion of Gibson, Dunn & Crutcher LLP.

      23.1     Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).

      23.2 Consent of Arthur Andersen & Co. to incorporate by reference their Report of Independent Public Accountants set forth in the Annual Report of USTrails Inc. on Form 10-K for the year ended
               June 30, 1996.

        24 Power of Attorney (see signature page of Registration Statement included herein).

ITEM 9.   UNDERTAKINGS.

     (a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, That paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                         [SIGNATURES ON THE NEXT PAGE]

                                  SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on this 28th day of February, 1997.

                                   THOUSAND TRAILS, INC.

                                   By: /s/ William J. Shaw
                                      ------------------------------------------
                                   Name:  William J. Shaw
                                   Title: Chairman of the Board, President, and Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint William J. Shaw and Walter B. Jaccard, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including, without limitation, post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on February 28th, 1997.

REGISTRANT OFFICERS AND DIRECTORS

        Signature                                Title
        ---------                                -----

   /s/ William J. Shaw          Director, Chairman of the Board, President and
---------------------------
    William J. Shaw             Chief Executive Officer (principal executive
                                officer)

   /s/ Harry J. White, Jr.      Vice President, Chief Financial Officer, Chief
---------------------------
                                Accounting Officer and Treasurer (principal
    Harry J. White, Jr.         financial and accounting officer)

   /s/ Andrew M. Boas           Director
---------------------------
    Andrew M. Boas

   /s/ William P. Kovacs        Director
---------------------------
    William P. Kovacs

   /s/ Donald R. Leopold        Director
---------------------------
    Donald R. Leopold

   /s/ H. Sean Mathis           Director
---------------------------
    H. Sean Mathis

   /s/ Douglas K. Nelson        Director
---------------------------
    Douglas K. Nelson

                                 EXHIBIT INDEX

EXHIBIT NO.                       DESCRIPTION                                 PAGE NO.
-----------    -------------------------------------------------------     --------------
   4.1         Amended and Restated Certificate of Incorporation of the
               Registrant (incorporated by reference to the Proxy
               Statement/Prospectus filed with the Commission on October 3,
               1996 as part of the Registration Statement on Form S-4,
               Registration Statement No. 333-13339 (the "S-4 Registration
               Statement").................................................     N/A

   4.2         Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Form 8-B filed with the
               Commission on November 27, 1996 ("Form 8-
               B").........................................................     N/A

  *4.3         Stock Option Agreement dated as of August 1, 1996, between
               USTrails Inc. and William J. Shaw (incorporated by reference
               to Exhibit 10.26 to Form 8-B)...............................      11

  *5.1         Opinion of Gibson, Dunn & Crutcher LLP......................      20

 *23.1         Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit
               5.1)........................................................     N/A

 *23.2         Consent of Arthur Andersen LLP to incorporate by reference their Report of Independent Public Accountants set forth in the Annual Report of USTrails Inc. on Form 10-K for the year
               ended June 30, 1996.........................................      23

   *24         Power of Attorney (see signature page of Registration
               Statement included herein)..................................     N/A

     ____________________________

     * Filed herewith.